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                                                  OMB Number:          3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                        INTERLINK COMPUTER SCIENCES, INC.
         ----------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, PAR VALUE $0.001
         ----------------------------------------------------------
                         (Title of Class of Securities)


                                   458747-10-2
         ----------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)

                                Page 1 of 14 Pages

CUSIP NO.  458747-10-2                  13G            PAGE   2   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent International Corporation
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          447,232
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               447,232
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        447,232
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.9%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 2 of 14 pages

CUSIP NO.  458747-10-2                  13G            PAGE   3   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Advent International Limited Partnership
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          446,371
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               446,371
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          446,371
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.8%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 14 pages

CUSIP NO.  458747-10-2                  13G            PAGE   4   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Adtel Limited Partnership
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          38,629
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               38,629
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          38,629
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.5%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 14 pages

CUSIP NO.  458747-10-2                  13G            PAGE   5   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ADVENTACT Limited Partnership
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          21,461
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               21,461
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          21,461
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.3%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 14 pages

CUSIP NO.  458747-10-2                  13G            PAGE   6   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Adwest Limited Partnership
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          17,169
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               17,169
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,169
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.2%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 14 pages

CUSIP NO.  458747-10-2                  13G            PAGE   7   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Global Private Equity II Limited Partnership
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          322,029
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               322,029
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          322,029
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.2%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 14 pages

CUSIP NO.  458747-10-2                  13G            PAGE   8   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Golden Gate Development and Investment Limited Partnership
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          47,083
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               47,083
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          47,083
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.6%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 14 pages

CUSIP NO.  458747-10-2                  13G            PAGE   9   OF  14  PAGES
         ---------------------                              -----    -----
--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [ X ]
                                                                    (B)   [   ]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          861
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             None
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               861
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          861
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 14 pages

CUSIP NO. 458747-10-2       Schedule 13G - Amended                Page 10 of 14


ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Interlink Computer Sciences, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 47370 Fremont Boulevard, Fremont, California 94538.

         The purpose of this amendment is to report certain changes in beneficial ownership that have occurred since the original filing of this statement.

ITEM 2.

         (a) (b) (c)  This statement is being filed by the following entities:

               (1) Advent International Corporation, a Delaware corporation;

               (2) Advent International Limited Partnership, a Delaware limited partnership;

               (3) Adtel Limited Partnership, a Delaware limited partnership;

               (4) ADVENTACT Limited Partnership, a Delaware limited partnership;

               (5) Adwest Limited Partnership, a Delaware limited partnership;

               (6) Global Private Equity II Limited Partnership, a Delaware limited partnership;

               (7) Golden Gate Development and Investment Limited Partnership, a Delaware limited partnership;

               (8) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

         The entities listed in subparagraph (1) through (8) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

         (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 458747-10-2.

CUSIP NO. 458747-10-2       Schedule 13G - Amended                Page 11 of 14



ITEM 3.  FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).


ITEM 4.  OWNERSHIP.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1997) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                          Number of Shares
                                                            ----------------------------------------             Percentage
                                                                               Under                              of Shares
Reporting Person                                              Common         Warrants          Total            Outstanding
---------------------------------------------               ---------------------------------------------------------------
Adtel Limited Partnership (1)                                  38,629                          38,629               0.5%
ADVENTACT Limited Partnership (1)                              21,461                          21,461               0.3%
Adwest Limited Partnership (1)                                 17,169                          17,169               0.2%
Global Private Equity II
   Limited Partnership (1)                                    322,029                         322,029               4.2%
Golden Gate Development and Investment                         47,083                          47,083               0.6%
                                                              -------                         -------               ----
   Limited Partnership (1)
Advent International Limited
   Partnership (1)                                            446,371                         446,371               5.8%
                                                              -------                         -------               ----
Advent International Investors II
   Limited Partnership (2)                                        861                             861               0.0%
                                                              -------                         -------               ----
Advent International Corporation                              446,232                         446,232               5.9%
                                                              -------                         -------               ----

Total Group Ownership                                         447,232                         447,232               5.9%
                                                              =======                         =======               ====



         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derive from such power.

         (2) AIC is the General Partner of Advent International Investors II Limited Partnership ("AI Investors II"). As such, AIC has the power to vote and dispose of the securities of AI Investors II. The beneficial ownership of AIC derives from such power.

CUSIP NO. 458747-10-2       Schedule 13G - Amended                Page 12 of 14




         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.


            (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

CUSIP NO. 458747-10-2       Schedule 13G - Amended                Page 13 of 14




ITEM 10. CERTIFICATION.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 11, 1998


ADVENT INTERNATIONAL CORPORATION
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------

ADTEL LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------

ADVENTACT LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------

ADWEST LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------

CUSIP NO. 458747-10-2       Schedule 13G - Amended                Page 14 of 14




GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------

GOLDEN GATE DEVELOPMENT AND INVESTMENT LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------

ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------------------------